Exhibit 10.34

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made by and between World Heart Corporation with offices at 4750 Wiley Post Way, Suite 120, Salt Lake City, Utah  84116 (the “Company”), and Jal S. Jassawalla (“Executive”).

The parties hereto agree as follows:

1.             Amendment and Restatement of Offer Letter.  The offer letter between the Company and Executive dated June 23, 2000, and amended as of October 28, 2004 and December 29, 2008, is hereby amended, restated and superseded as set forth herein as of February 4, 2009.

2.             Term of Employment.  This Agreement will be effective as of February 4, 2009 (the “Effective Date”).  At any time during the term of this Agreement, either party may terminate this Agreement and Executive’s employment in accordance with the provisions of Section 7 of this Agreement.

3.             Position and Duties.

(a)           General.  Effective as of February 4, 2009, Executive will serve as Executive Vice President and Chief Technology Officer of the Company.  In such capacity Executive will report to and be subject to the direction and control of the President and Chief Executive Officer of the Company (the “CEO”).  Executive will render such business and professional services in the performance of his duties, consistent with his position within the Company, as will reasonably be assigned to Executive by the CEO, and perform his services on a full-time basis, except as set forth in Section 3(c) below, at the Company’s offices in Oakland, California.  Except as set forth in Section 3(c) below, Executive will devote substantially all of his full working time and attention to the business affairs of the Company, provided that he may serve on boards of directors of other companies or in any other capacity with civic, educational, or charitable organizations upon consent from the Board, which will not be unreasonably withheld.  Executive will comply with and be bound by the Company’s operating policies, procedures and practices from time to time in effect during the term of this Agreement.

(b)           Transition Period.  During the one year transition period from February 4, 2009  through February 3, 2010 (the “Transition Period”), in addition to serving as Executive Vice President and Chief Technology Officer, Executive will provide transition briefing and assistance as requested by the CEO.

(c)           Reduced Time Commitment.  After the Transition Period, Executive shall have the option to reduce his time commitment from full time to a lesser amount, but in any event no less than 50% time, should he find it necessary to do so.  In the event that Executive elects to reduce his time commitment, the Company shall have the ability to reduce Executive’s Base Salary and Bonus and to adjust the vesting schedule of Executive’s outstanding option grants by the same percentage as Executive has reduced his time commitment.

4.             Salary, Bonus and Benefits.

(a)           Salary.  Commencing February 4, 2009, the Company will pay Executive an annual base salary of $287,400 (the “Base Salary”).  Executive will receive an increase in Executive’s 2009 Base Salary at the same time and in the same percentage range as the other senior executives of the Company.

(b)           Bonus.  Executive will be eligible for a target annual bonus of up to 25% of his annual base salary (the “Bonus”) awarded in the discretion of the Board as exercised in accordance with the incentive compensation practices and plans of the Compensation Committee and the Board from year to year.  To earn a Bonus Executive must be employed as of the date of the Board’s determination of the Bonus payment, if any, payable to Executive for a particular year.  Any Bonus earned will be paid on or before March 15 of the year following the year in which the Bonus is earned.

(c)           Stock Options.

(i)            Initial Grant.  In connection with the execution of this Agreement, the Company will recommend that the Board grant Executive a stock option (the “Initial Option”) to purchase 265,079 common shares of the Company (representing approximately 2% the Company’s total issued and outstanding shares as of the date of grant of the Initial Option).  The Initial Option will vest and become exercisable, contingent on Executive’s continued employment with the Company, on each respective vesting date, at the rate of 25% of the shares, or 66,269 common shares, on the twelve (12) month anniversary of the Effective Date, and the remaining shares will vest monthly thereafter at the rate of 1/48 of the total number of shares underlying the Initial Option, or approximately 5,522 common shares.

(ii)           Performance Options.  On each of the first and second anniversaries of the Effective Date and conditioned upon Executive’s continued employment with the Company and achievement of certain performance-based metrics to be reasonably agreed upon between Executive and the Board, the Company will grant Executive a stock option to purchase that number of common shares of the Company representing 0.5% of the Company’s total issued and outstanding shares as of each such grant date (each a “Performance Option”).  Each Performance Option will vest and become exercisable, contingent on Executive’s continued employment with the Company on each respective vesting date, at the rate of 1/48 of the total number of shares underlying such Performance Option each month.  Each of these grants is conditioned on Executive’s being a full time employee of the Company at the time of the grant.

(iii)          Other Option Terms.  Both the Initial Option and the Performance Options (collectively, the “Options”) will be subject to the terms and conditions specified in this Section 4(c)(iii).  The Options will be granted with a per share exercise price equal to the closing sales price of a common share of the Company as reported on the NASDAQ Stock Market on the trading day prior to the applicable date of grant. The Options will have ten year terms unless they expire earlier in connection with a change of control of the Company or Executive’s termination of service to the Company.  The Options will be granted under the Company’s 2006 Equity Incentive Plan, as may be amended from time to time (the “Stock Plan”), and will be subject to the further terms and conditions of the Stock Plan and the stock option agreements to be entered into between Executive and the Company. The Options will be intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent possible within the limitations of the Code.

(iv)          Other Options.  Any unvested stock options outstanding as of the Effective Date will continue to vest during Executive’s employment pursuant to their existing terms.  The Options described above will not preclude the Board from considering other routine annual stock option grants in 2010 and 2011.

(d)           Change in Control and Other Termination Benefits.  The Board is currently evaluating the advisability of adopting a program for its senior executives governing terminations of employment in connection with a change of control of the Company and in connection with other termination scenarios.  In the event that the Company adopts such a program, Executive will be eligible to receive termination-related and other benefits under such a program to the same extent as the Company’s other senior executives.

(e)           Other Benefits.  During Executive’s employment by the Company, Executive will be eligible to participate in any medical insurance plans, 401(k) plans, deferred compensation plans, life insurance plans, vacation, or other benefit plans which are generally available to the Company’s Executive Vice Presidents or if there are no other Executive Vice Presidents, then to the Company’s Senior Vice Presidents, pursuant to the terms and conditions of such plans. The Company will be under no obligation to institute or continue the existence of any such benefit plan and may from time to time amend, modify or terminate any such benefit plan.

5.             Expense Reimbursement.  Executive will be entitled to timely reimbursement for all ordinary and reasonable out-of-pocket business expenses which are incurred by Executive in furtherance of the Company’s business and in accordance with the Company’s standard policies.

6.             Indemnification.  The Company agrees to indemnify Executive and hold him harmless to the fullest extent permitted by applicable law and under the bylaws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses and damages resulting from Executive’s good-faith performance of his duties and obligations to the Company.  The Company will cover Executive under directors and officers liability insurance both during and, while potential liability exists (but in any case not for more than six years), after the term of this Agreement in the same amount and on the same terms as the Company covers its other active officers and directors, if such coverage is obtainable, but in all events such coverage will be at least in substantially the same amount and on substantially the same terms as the Company covers its other active officers and directors.

7.             Termination and Severance.

(a)           General.  Executive’s employment with the Company will at all times be “at will,” which means that either Executive or the Company may terminate Executive’s employment at any time, for any or no reason, subject only to the specific provisions of this Agreement and any programs adopted under Section 4(d) of this Agreement.  This Agreement will constitute the full and complete agreement between Executive and the Company on the “at will” nature of Executive’s employment, which may only be changed in an express written agreement signed by Executive and a duly authorized officer of the Company. Executive may terminate his employment hereunder with or without Good Reason (as defined below) upon written notice to the Company.  If Executive contends that Good Reason exists for his termination, such notice will be subject to Section 7(e) below.  The Company may terminate Executive’s employment hereunder, subject to the terms of this Agreement, with or without Cause (as defined in the Stock Plan) upon written notice to Executive.  If this Agreement is terminated, all compensation and benefits other than severance benefits described in Section 7(b) through 7(d) below, to the extent applicable, will immediately cease, except that (i) Executive will be entitled, through the date of termination, to payment of his salary and benefits under Company benefit programs and plans in accordance with their terms and (ii) Executive’s vested stock options shall remain exercisable in accordance with the terms of the applicable stock option agreements.

(b)           Termination during Transition Period.  In the event the Company terminates Executive’s employment without Cause during the Transition Period and such termination constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”), the Company will pay Executive a lump sum severance payment equal to two years of Executive’s Base Salary, as then in effect, subject to Executive’s execution of a general release of claims in a form substantially similar to the form attached hereto as Exhibit A (the “Release”), as set forth in Section 7(g) below.

(c)           Termination during Year 2.  In the event the Company terminates Executive’s employment without Cause or Executive resigns from his employment with the Company for Good Reason on or after February 4, 2010 and prior to February 4, 2011 (“Year 2”) and such termination or resignation constitutes a Separation from Service, the Company will pay Executive a lump sum severance payment equal to

24 months of Executive’s Base Salary, as then in effect, minus one month of Executive’s Base Salary, as then in effect, for each complete month of service worked during Year 2, subject to execution of a Release, as set forth in Section 7(g) below.  In addition, any Company stock options held by Executive that are vested on the date of Executive’s termination or resignation will be exercisable for up to twelve months after such termination or resignation; provided that such extended exercise period may be modified by the terms of the definitive agreement for a change of control of the Company.

(d)           Termination after Year 2.  In the event the Company terminates Executive’s employment without Cause or Executive resigns from his employment with the Company for Good Reason on or after February 4, 2011, and such termination or resignation constitutes a Separation from Service, the Company will pay Executive a lump sum severance payment equal to the highest level of severance to which any other Executive Vice President or Senior Vice President of the Company is entitled pursuant to a written agreement with, or written plan or policy affecting, such executive, but in no event will Executive’s severance payment equal less than six months of Executive’s Base Salary, as then in effect, subject to execution of a Release, as set forth in Section 7(g) below.  In addition, any Company stock options held by Executive that are vested on the date of Executive’s termination or resignation will be exercisable for up to twelve months after such termination or resignation; provided that such extended exercise period may be modified by the terms of the definitive agreement for a change of control of the Company.

(e)           Good Reason.  For purposes of this Agreement, “Good Reason” will consist of any one of the following:  (i) a material diminution of Executive’s authority or responsibilities as Executive Vice President/Chief Technology Officer; (ii) other than as set forth in Section 3(c) of this Agreement, a material decrease of Executive’s compensation or benefits, unless the decrease is proportional to an across-the-board decrease affecting all senior executives; (iii) a material breach by the Company of any material provision of this Agreement; or (iv) an involuntary relocation of Executive’s principal work location for the Company outside of the San Francisco Bay Area.  Before any resignation for Good Reason, Executive will provide the Company with specific written notice about the circumstances allegedly constituting Good Reason within 90 days after the occurrence of the circumstances, and the Company will have 30 days to cure, if such conduct is reasonably susceptible to being cured.  A resignation for Good Reason must take place within 60 days after the end of the cure period.

(f)            Termination due to Death or Disability.  In the event Executive’s employment with the Company terminates due to death or Disability (as defined in the Plan), the Plan will govern Executive’s outstanding stock options, provided that Executive’s vested options will be exercisable for up to twelve months after such termination event, as permitted by the Plan.

(g)           Release of Claims.  The Company’s obligation to make the payments and provide the benefits under Sections 7(b) through (d) will be conditioned upon (i) Executive’s execution of a Release within 70 days following Executive’s Separation from Service and (ii) Executive’s not revoking such release within any period permitted under applicable law.  In no event will severance benefits be provided to Executive unless and until the Release becomes effective.  Any lump sum payment owed to Executive will be paid within 30 days following the effective date of the Release, but in no event later than March 15 of the year following the year in which the Separation from Service occurs.

8.             Section 409A of the Internal Revenue Code and Specified Employees.   Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits will not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of Executive’s death.  Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 8 will be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due under the Agreement will be paid as otherwise provided herein.  For purposes of Section 409A of the Code, Executive’s right to receive the payments of compensation pursuant to the Agreement will be treated as a right to receive a series of separate payments and accordingly, each payment will at all times be considered a separate and distinct payment.

9.             Miscellaneous.

(a)           Legal Fees.  The Company will reimburse Executive’s reasonable and documented legal fees incurred in connection with review of this Agreement and the related term sheet, up to a maximum of $2,000.  Any such reimbursement will be paid to Executive within 60 days of delivery to the Company of the appropriate documentation, provided Executive must deliver such documentation to the Company no later than January 10, 2010.  The right to reimbursement shall not be subject to liquidation or exchange for another benefit.

(b)           Tax Matters.  Executive agrees that Executive is responsible for any applicable taxes of any nature (including any penalties or interest that may apply to such taxes) that the Company reasonably determines apply to any payment or equity award made to Executive hereunder (or any arrangement contemplated hereunder), that Executive’s receipt of any benefit hereunder is conditioned on Executive’s satisfaction of any applicable withholding or similar obligations that apply to such benefit, and that any cash payment owed to Executive hereunder will be reduced to satisfy any such withholding or similar obligations that may apply thereto.

(c)           Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

(d)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(e)           Advice of Counsel.  Each party to this Agreement acknowledges that, in executing this Agreement, such party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement.  This Agreement shall not be construed against any party by reason of the drafting of preparation hereof.

(f)            Dispute Resolution.  To ensure the rapid and economical resolution of any and all disputes that arise in connection with this Agreement or Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement or interpretation of this Agreement, Executive’s employment or the termination of Executive’s employment (collectively, “Claims”), will be resolved to the fullest extent permitted by law exclusively by final, binding, and confidential arbitration in San Francisco, California, conducted by the American Arbitration Association (“AAA”) or its successors, under the then applicable AAA rules by a single arbitrator.  Claims subject to this arbitration provision will (i) include, but not be limited to, Claims pursuant to any federal, state or local law or statute, including (without limitation) the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Americans With Disabilities Act of 1990; the federal Fair Labor Standards Act; and state anti-discrimination statutes; and Claims pursuant to any common law, tort law or contract law, including (without limitation) breach of contract or other promise, discrimination, harassment, retaliation, wrongful discharge, fraud, misrepresentation, defamation, and emotional distress; and (ii) exclude Claims that by law are not subject to arbitration.  The arbitrator will:  (1) have the authority to compel adequate discovery for the resolution of all Claims and to award such relief as would otherwise be permitted by law; and (2) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.  The Company will pay all of the arbitrator’s fees.  Executive and the Company acknowledge that, by agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any Claims through a trial by jury or judge or by administrative proceeding.  Nothing in this Agreement is intended to prevent Executive or the Company from obtaining injunctive relief in court if the award to which such party might obtain in arbitration may be rendered ineffectual without provisional relief.  As provided in the AAA rules, any arbitration award may be enforced by any court of competent jurisdiction.

(g)           Governing Law.  This Agreement will be construed and enforced in accordance with and be governed by the laws of the State of California.

(h)           Entire Agreement.  This Agreement, the Proprietary Rights Agreement, the Amended and Restated Code of Conduct and the Insider Trading Policy that Executive has previously entered into with the Company and all outstanding equity award agreements issued to Executive set forth the entire agreement and understanding between the Executive and the Company on the subject matter hereof, and supersede any other negotiations, agreements, understandings, oral agreements, representations and past or future practices, whether written or oral, on the subject matter hereof.  No provision of this Agreement may be amended, supplemented, modified, cancelled, or discharged unless such amendment, supplement, modification, cancellation or discharge is agreed to, in writing, signed by Executive and a duly authorized officer of the Company (other than Executive); and no provisions hereof may be waived, except in writing, so signed by or on behalf of the party granting such waiver.

(i)            Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

(j)            Notices.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement will be in writing and will be deemed to have duly given when personally delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Jal S. Jassawalla

34 East Altarinda Drive

Orinda, CA 94563

If to the Company:

Chief Executive Officer

World Heart Corporation

4750 Wiley Post Way, Suite 120

Salt Lake City, Utah  84116

(k)           Successors.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  This Agreement and all rights under the Agreement will be binding upon and will inure to the benefit of and be enforceable by the party’s personal or legal representatives, executors, administrators, heirs, and successors.

In witness whereof, the parties have executed this Agreement as of the Effective Date.

Executive:	World Heart Corporation:

/s/ Jal S. Jassawalla	By	/s/ Michael Sumner Estes
Jal S. Jassawalla		Michael Sumner Estes
Chairman, on behalf of the Board of Directors

Exhibit A

Form of Release Agreement